Exhibit 99.1

Bookham Announces Agreement to Amend Supply Agreement
and Secured Loan Notes with Nortel

San Jose, Calif. – March 30, 2005 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced that it has entered into an agreement with Nortel Networks Corporation (NYSE: NT; TSX: NT), to amend the current supply agreement and secured loan notes between Bookham and Nortel. As part of the agreement, Bookham expects to receive orders from Nortel Networks for shipment over the next twelve months for approximately $50 million of products Bookham is discontinuing as part of its transfer of product assembly production to Shenzhen, China. Bookham also expects to receive purchase order commitments from Nortel for current products covering its demand over the next twelve months. In addition, Bookham and Nortel have agreed to product pricing increases and amended payment terms for a 12-month period.

Nortel and Bookham are working to finalize the amount of the purchase commitment for the ongoing products, which is expected to be completed in the next 15 days. The agreement will expire on April 29, 2005 if definitive documentation is not entered into before then.

Bookham and Nortel have also agreed to adjustments in the collateral and prepayment provisions for a 12-month period for the senior secured loan notes between Bookham and Nortel.

As a result of this agreement, Bookham anticipates that revenue, gross margin, and operating cash burn will improve significantly beginning in the fourth quarter of fiscal 2005, ending July 2, 2005. Bookham will update its

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financial guidance for the fourth fiscal quarter during its regularly scheduled third quarter financial results conference call.

“We believe this arrangement will enable us to provide enhanced delivery service to Nortel, an important and valued customer and a leader in the optical equipment space,” said Giorgio Anania, president and CEO of Bookham, Inc. “I anticipate that this latest agreement with Nortel, in particular the expected orders, will have a positive impact on our financial performance beginning in our fiscal fourth quarter. This agreement will also enable Bookham to maintain its schedule for the successful transfer of production capabilities to China.”

“Bookham has been a very strong supplier for us and this agreement maintains our close working relationship,” said Philippe Morin, Nortel’s General Manager, Optical Networks.

About Bookham
Bookham, Inc. (Nasdaq: BKHM) is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The company has manufacturing facilities in the UK, US, China and Switzerland; and offices in the US, UK, Canada, China, France and Italy; and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com

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Bookham is a registered trademark of Bookham Technology plc.

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including that the agreement will expire if Bookham cannot meet the conditions set forth in the agreement, that Bookham may not be able to amend the supply agreement and secured loan note documents on satisfactory terms or at all, that Bookham may not realize the benefits of the agreement, that Bookham’s debt repayment obligations may affect its ability to operate its business and other important factors described in Bookham’s quarterly report on Form 10-Q for the quarter ended January 1, 2005. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments will cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.

Contact Info:

Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400

www.bookham.com	Thinking Optical SolutionsTM